Exhibit 99.1

MICROFLUIDICS INTERNATIONAL CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR-END 2009 FINANCIAL RESULTS
Company Reports Net Income for Second Straight Quarter
Conference Call Today at 8:30 a.m.

Newton, MA, February 23, 2010 - Microfluidics International Corporation (OTCBB: MFLU), today reported unaudited financial results for the fourth quarter and year-ended December 31, 2009.

Fourth quarter and recent accomplishments:
•	Earned net income for the fourth quarter of $80,000
•	Achieved $525,000 in earnings before interest, taxes, depreciation and amortization (EBITDA) for the year
•	Generated $15.7 million in revenue for year-ended 2009, a 6% increase over 2008
•	Generated $4.2 million in revenue for the fourth quarter, a 23% increase over the same period in 2008
•	Reported a $362,000 net loss for the year ended 2009, as compared to a $4.0 million loss in 2008
•	Achieved gross margin target of 60% for the year
•	Launched Microfluidics Reaction Technology (MRT) and sold 2 beta units in the fourth quarter

“In 2009, despite unfavorable economic conditions, the Company met its most significant goal since I took over as CEO in late 2007 – a positive EBITDA for the year,” said Michael C. Ferrara, Chief Executive Officer of Microfluidics. “We achieved this by introducing new products, improving quality and delivery, and strengthening our sales coverage and marketing effectiveness. A positive EBITDA is a significant accomplishment and an important indicator of the promise and opportunity that exists with our business, especially in pharmaceuticals, moving forward. In 2010, we intend to continue this momentum and drive additional growth through the introduction of new products and services, an increased focus on business outside of the United States and an ongoing commitment to excellence across both quality and customer service.”

Peter F. Byczko, Vice President of Finance and Chief Accounting Officer added, “Early in 2009 we took significant steps to control costs while continuing to invest in programs that drive growth such as new product development.  These initiatives are yielding tangible results including improved profitability, rising gross margins and overall increased shareholder value.  We would expect a sustained recovery in our principal markets to support product line demand and contribute to our goal of achieving pre-tax profitability in 2010, a major step on the road to building a stronger company.”

Fourth Quarter Financial Results:

Revenues for the three months ended December 31, 2009 were $4.2 million, an increase of $785,000 or 23%, as compared to revenues of $3.5 million for the three months ended December 31, 2008. North American revenues were $2.7 million, an increase of 5% as compared to $2.5 million in the fourth quarter of 2008.  Foreign sales for the three months ended December 31, 2009 were $1.6 million, an increase of 71% as compared to $934,000 for the fourth quarter of 2008. Our gross margin was 62% in the fourth quarter of 2009 versus 49% for the fourth quarter of 2008.  Net income was $80,000, or $0.01 per share, for the three months ended December 31, 2009 as compared to a net loss of $1.7 million, or $0.17 per share, for the same period in 2008.

EBITDA was $297,000 for the three months ended December 31, 2009 compared with a $1.4 million EBITDA loss for the same period in 2008. EBITDA is a Non-GAAP financial measure.  A reconciliation of GAAP net income to Non-GAAP EBITDA is provided in the financial tables that accompany this release and is discussed under the section below titled “Non-GAAP Financial Measures.”

Year End Financial Results:

Revenues for the year ended December 31, 2009 were $15.7 million, an increase of $800,000, or 6%, as compared to revenues of $14.9 million for the year ended December 31, 2008. Net loss was $362,000, or $0.03 per share, for the year ended December 31, 2009 as compared to $4.0 million net loss, or $0.39 per share, for the same period in 2008.  Gross margin for 2009 was 60% versus 51% in 2008.

EBITDA was $525,000 for the year ended December 31, 2009 compared with a $3.5 million EBITDA loss for the same period in 2008. EBITDA is a Non-GAAP financial measure.  A reconciliation of GAAP net income to Non-GAAP EBITDA is provided in the financial tables that accompany this release and is discussed under the section below titled “Non-GAAP Financial Measures.”

Live Webcast:
Microfluidics International Corporation will host a webcast on Tuesday, February 23, 2010 at 8:30 a.m. Eastern Time. Participants are invited to attend the call by visiting www.microfluidicscorp.com or by dialing 866-804-6929 (within the United States) or 857-350-1675 (outside the United States). The passcode for participants is 46248590.

A replay will be available approximately two hours after the live call through March 2, 2010. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode for participants is 87532708. A replay will also be posted on the Company’s website approximately two hours after the live call and will be available for a period of 30 days.

About Microfluidics International Corporation
Microfluidics International Corporation designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics and inkjet ink industries. The Company applies its 20 plus years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available and has provided manufacturing systems for nanoparticle products for more than 15 years.

Microfluidics is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to the Company’s equipment customers.

Non-GAAP Financial Measures:
In addition to the results reported in accordance with generally accepted accounting standards (GAAP) within this release, the Company may reference certain information that is considered a non-GAAP financial measure, including EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation, and amortization, excluding non-cash stock compensation expense recognized and severance payments.  Management believes these measures are useful and relevant to management for operational planning and decision making purposes, and informative to investors in their analysis of the Company’s underlying business and operating performance. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by the Company may not be comparable to similarly titled measures reported by other companies. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits.

Safe Harbor for Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: our ability to access sufficient working capital, including our new working capital line; our continued compliance with the representations, warranties and covenants under our existing convertible debenture and working capital line; our continued history of losses, which includes net losses in four of the last five fiscal years; the timing and size of customer orders for our products; the adoption, timing and performance of new technology and products developed by us; changes and advances in technology that may make our products obsolete or reduce demand for our products; our ability to protect and maintain the confidentiality of our intellectual property; our ability to retain key employees and our reliance on a new management team; changes in governmental rules and regulations, including health care and those regulating the exportation of goods; and general economic and business conditions, including those adversely effecting the pharmaceutical and biotechnology industries. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, see Item 1A, "Risk Factors" in of our most recently filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and our other periodic reports filed with the SEC. You should not place undue reliance on our forward-looking statements, which speak only as of the date they are made. We are providing this information as of this date, and we do not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

--Financial Charts to Follow—

MICROFLUIDICS INTERNATIONAL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited - in thousands, except share and per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,185	$1,895
Accounts receivable, net of allowance of $44 at both December 31, 2009 and 2008	2,571	2,181
Inventories	2,916	2,723
Prepaid and other current assets	280	320
Total current assets	7,952	7,119

Property and equipment, net	891	1,121
Other non-current assets	535	480
Total assets	$9,378	$8,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$545	$986
Accrued expenses	1,727	1,233
Customer advances	1,137	436
Total current liabilities	3,409	2,655

Long-term liabilities:
Convertible debt	4,679	4,625
Total liabilities	8,088	7,280

Stockholders’ equity:
Common stock; $.01 par value; 30,000,000 and 20,000,000 shares authorized; 10,630,228 and 10,592,228 shares issued; 10,394,782 and 10,356,782 shares outstanding as of December 31, 2009 and 2008, respectively	106	106
Additional paid-in capital	18,254	18,042
Accumulated deficit	(16,401)	(16,039)
Treasury stock, 235,446 shares, at cost, as of December 31, 2009 and 2008	(669)	(669)
Total stockholders’ equity	1,290	1,440
Total liabilities and stockholders’ equity	$9,378	$8,720

MICROFLUIDICS INTERNATIONAL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$4,249	$3,464	$15,739	$14,871
Cost of sales	1,620	1,756	6,299	7,298
Gross profit	2,629	1,708	9,440	7,573

Operating expenses:
Research and development	449	485	1,712	2,116
Selling	1,192	1,517	4,315	4,844
General and administrative	799	1,321	3,290	4,495
Total operating expenses	2,440	3,323	9,317	11,455

Income (loss) from operations	189	(1,615)	123	(3,882)
Interest expense	(127)	(104)	(505)	(154)
Interest income	—	4	2	25
Net income (loss) before taxes	62	(1,715)	(380)	(4,011)

Income tax benefit	(18)	—	(18)	—

Net income (loss)	$80	$(1,715)	$(362)	$(4,011)

Net income (loss) per common share:
Basic	$0.01	$(0.17)	$(0.03)	$(0.39)
Diluted	$0.01	$(0.17)	$(0.03)	$(0.39)
Weighted average number of common and common equivalent shares outstanding:
Basic	10,389,782	10,349,282	10,380,157	10,296,296
Diluted	10,605,371	10,349,282	10,380,157	10,296,296

MICROFLUIDICS INTERNATIONAL CORPORATION
U.S. GAAP to Non-GAAP Measure Reconciliations
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited - in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net income (loss)	$80	$(1,715)	$(362)	$(4,011)

Net interest expense	127	100	503	129
Depreciation and amortization	108	229	402	403
Income tax benefit	(18)	-	(18)	-
EBITDA (Non-GAAP Measure)	297	(1,386)	525	(3,479)

Severance	-	181	415	345
Non-cash compensation	56	62	200	233
Adjusted EBITDA	$353	$(1,143)	$1,140	$(2,901)